EXECUTIVE EMPLOYMENT CONTRACT

INFOTEC BUSINESS SYSTEMS, INC. Suite 150, 1152 Mainland St., Vancouver, B.C. Canada, V6B 2X4 6747 (hereinafter referred to as "Infotec"), and **ARTHUR GRIFFITHS** (hereinafter referred to as "Griffiths"), in consideration of the mutual promises made herein, agree as follows:

ARTICLE 1. TERM OF EMPLOYMENT

Specified Period

Section 1.01. Infotec hereby employs Griffiths and Griffiths hereby accepts employment with Infotec for a period of five years beginning on April 1, 2006 and terminating on March 31, 2011.

Automatic Renewal

Section 1.02. This agreement shall be renewed automatically for succeeding terms of five years unless either party gives notice to the other at least 60 days prior to the expiration of any term, of their intention not to renew.

"Employment Term" Defined

Section 1.03. As used herein, the phrase "employment term" refers to the entire period of employment of Griffiths by Infotec hereunder, whether for the periods provided above, or whether terminated earlier as hereinafter provided or extended by mutual agreement between Infotec and Griffiths.

ARTICLE 2. DUTIES AND OBLIGATIONS OF GRIFFITHS

General Duties

Section 2.01. Griffiths shall serve as the President and Chief Executive Officer of Infotec and in such capacity Griffiths shall make his best efforts to do and perform all services, acts, or things necessary or advisable to manage and conduct the business of Infotec, including the hiring and firing of all employees other than the officers of Infotec, subject at all times to the policies set by Infotec's Board of Directors, and to the consent of the Board when required by the terms of this contract.

Matters Requiring Consent of Board of Directors

Section 2.02. Griffiths shall not, without specific approval of Infotec's Board of Directors, do or contract to do any of the following:

(1) Borrow on behalf of Infotec during any one fiscal year an amount in excess of five hundred thousand dollars ($500,000).

(2) Permit any customer of Infotec to become indebted to Infotec in an amount in excess of five hundred thousand ($500,000).

(3) Purchase capital equipment for amounts in excess of the amounts two hundred thousand dollars ($200,000).

(4) Sell any single capital asset of Infotec having market value in excess of two hundred thousand dollars ($200,000) or a total of capital assets during a fiscal year having a market value in excess of five hundred thousand dollars ($500,000).

(5) Terminate the services of any other officer of Infotec or hire any replacement of any officer whose services have been terminated.

(6) Commit Infotec to the expenditure of more than one million dollars ($1,000,000) in the development and sale of new products or services.

Devotion to Infotec's Business

Section 2.03. Griffiths shall devote his entire productive time, ability, and attention to the business of Infotec during the term of this contract and shall:

(1) Not engage in any other business duties or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of Infotec's Board of Directors. However, the expenditure of reasonable amounts of time for outside activities, e.g., educational, charitable, or professional activities shall not be deemed a breach of this agreement if those activities do not materially interfere with the services required under this agreement and shall not require the prior written consent of Infotec's Board of Directors.

(2) Be permitted to make passive personal investments or conducting private business affairs if those activities do not materially interfere with the services required under this agreement. However, Griffiths shall not directly or indirectly acquire, hold, or retain any interest in any business competing with or similar in nature to the business of Infotec unless such interest is disclosed to and approved by the Infotec Board of Directors. (It is agreed that Griffiths may continue his ownership and involvement with his real estate investments through GMC Projects Inc. and its related companies).

Competitive Activities

Section 2.04. During the term of this contract Griffiths shall not, directly or indirectly, either as an employee, consultant, agent, principal, partner, stockholder, corporate officer, director or in

any other individual or representative capacity, engage or participate in any business that is in direct competition with the business of Infotec, unless such participation is disclosed in advance to and approved by the Infotec Board of Directors.

Uniqueness of Griffiths's Services

Section 2.05. Griffiths hereby represents and agrees that the services to be performed under the terms of this contract are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Griffiths therefore expressly agrees that Infotec, in addition to any other rights or remedies that Infotec may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this contract by Griffiths.

Trade Secrets

Section 2.06. During the term of this agreement and in the course of the discharge of his duties hereunder, he shall have access to and become acquainted with information concerning the operation and process of Infotec, including without limitation, financial, personnel, sales, technological information that is owned by Infotec and regularly used in the operation of Infotec's business, and that such information constitutes Infotec's trade secrets. In regards to such trade secrets, Griffiths shall not:

(1) Misuse, misappropriate, or disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this agreement or at any other time thereafter, except as is required in the course of his employment hereunder.

(2) Engage in the sale or unauthorized use or disclosure of any of Infotec's trade secrets obtained by him during the course of his employment under this agreement, including information concerning Infotec's current or any future and proposed work, services, or products are planned, under consideration, or in production, as well as any descriptions thereof, which shall constitute unfair competition.

(3) Engage in any unfair competition with Infotec, either during the term of this agreement or at any other time thereafter.

(4) Misappropriate for his own personal use any files, records, documents, drawings, specifications, equipment, or similar items relating to Infotec's business, whether prepared by Griffiths or others, and such items shall remain exclusively the property of Infotec.

Services as Consultant

Section 2.07. Following the end of his employment term or his retirement, and if the employment term has not been terminated for cause, Griffiths shall make his advice and counsel available to Infotec for such a period as Infotec and Griffiths may agree. The parties agree that this advice and counsel shall not entail full time service and shall be consistent with Griffiths's retirement status.

ARTICLE 3. OBLIGATIONS OF INFOTEC

General Description

Section 3.01. Infotec shall provide Griffiths with the compensation, incentives, benefits, and business expense reimbursement specified elsewhere in this agreement.

Office and Staff

Section 3.02. Infotec shall provide Griffiths with a private office, executive assistance, office equipment, supplies, and other facilities and services, suitable to Griffiths's position and adequate for the performance of his duties.

Indemnification of Losses of Griffiths

Section 3.03. Infotec shall indemnify and defend Griffiths against all claims, charges and resulting losses sustained by Griffiths in the direct consequence of the discharge of his duties on Infotec's behalf.

ARTICLE 4. COMPENSATION OF GRIFFITHS

Annual Salary

Section 4.01. As compensation for the services to be performed hereunder, Griffiths shall receive:

(1) Griffiths shall receive, beginning February 9, 2006, a salary at the rate of seven thousand five hundred US dollars per month (US$7,500) once each month, on or before the 1st day of each month through to March 12,2006.

(2) Griffiths shall receive, beginning March 13,2006, a salary at the rate of fifteen thousand US dollars per month (US$15,000) once each month, on or before the 1st day of each month through to the month of March 31, 2011.

(3) If the initial financial condition of Infotec does not permit the payment of the above noted amount, Infotec shall make such payment as the financial condition of company allows and any unpaid balance shall accrue to be paid at a time that the Infotec financial condition will permit.

(4) Further increases in salary from time to time, as may be determined appropriate and warranted by Infotec's Board of Directors in its sole discretion at its Annual Meeting or at any duly called Special Meeting.

Signing Bonus

Section 4.02. As further compensation for the services to be performed hereunder, Griffiths shall receive effective February 9, 2006, at no cost to Griffiths:

~~Ten~~ TWENTY ~~Five~~ Million Section 144 shares issued to Griffiths (2005) Family Trust, Infotec corporate common shares ~~and Five Million Section 144 shares issued to Griffiths Milne Corporate~~ Projects ~~Inc~~. The Certificate evidencing such shares shall contain a restrictive legend.

ARTICLE 5. GRIFFITHS INCENTIVES

Profit-Sharing Based on Performance

Section 5.01. Griffiths is hereby granted profit sharing rights and shall be the beneficiary of the following profit sharing plan under the following terms:

(1) For each fiscal year of Infotec in which the net profits of Infotec exceed one million dollars ($1,000,000) or the net profits of Infotec for that fiscal year exceeded the net profits of Infotec for the previous fiscal year by thirty percent (30%), Infotec agrees to pay Griffiths, within two and one-half months after the close of that fiscal year, an annual profit sharing payment equal to ten percent (7.5%) of that excess, provided, however, that the total amount of this payment shall not exceed three hundred thousand dollars ($250,000).

(2) If the employment term is terminated by Infotec for cause, Griffiths shall not be entitled to any portion of the annual profit-sharing payment for the fiscal year in which that termination occurs. However, if this contract should expire or be terminated for reasons other than cause, Griffiths shall be entitled to that portion of the annual profit sharing payment that the number of months during the fiscal year that he was employed hereunder bears to twelve (12) months.

(3) For the purpose of determining the amount of the annual profit sharing bonus, the net profits of Infotec shall be determined by the firm of independent certified accountants then employed by Infotec.

Section 5.02. As a further incentive, Infotec shall transfer Infotec corporate shares to Griffiths under the following conditions:

(1) Each year during the employment term, within two and one-half months after the close of each fiscal year during all of which the Griffiths served as President of Infotec, the number of shares of Infotec's stock equal in value to ten percent (10%) of Griffiths's annual salary shall be transferred to Griffiths at no cost to Griffiths.

(2) For the purpose of determining the numbers of shares to be transferred to Griffiths at the close of business each year, the shares shall be valued at the book value as of the last day of each fiscal year.

ARTICLE 6. GRIFFITHS BENEFITS

Annual Vacation

Section 6.01. Griffiths shall be entitled to four (4) weeks vacation time each year without loss of compensation. Griffiths may be absent from his employment for vacation only at such times as Infotec's Board of Directors shall determine from time to time. In the event that Griffiths is unable for any reason to take the total amount of vacation time authorized herein during any year, he may receive a cash payment therefor in an amount equal to the amount of annual salary attributable to that period of time or shall be deemed to have waived any entitlement to vacation time for that year. Vacation time shall not accrue.

Illness

Section 6.02. Griffiths shall be entitled to fourteen (14) days per year as sick leave with full pay. Sick leave may be accumulated up to a total of twenty eight (28) days.

Use of Automobile

Section 6.03. During the second year of his employment, at the discretion of the Board of Directors, Infotec may provide Griffiths with the use of an automobile of his choice, of a make and model appropriate for his position within the company under the following conditions:

(1) Such automobile shall be replaced every other year.

(2) Infotec shall pay all operating expenses of the automobile.

(3) Infotec shall procure and maintain an automobile liability insurance policy on the automobile, with coverage in the minimum amounts of two million dollars ($2,000,000) for bodily injury or death to any one person in any one accident, and one million dollars ($1,000,000) for property damage in any one accident.

(4) During the first year of his employment Griffiths will receive an allowance for an automobile of $500 per month. The automobile liability insurance as noted in this section above shall be paid by Infotec.

Medical Coverage

Section 6.04. Upon the adoption of a medical/dental plan by the Board of Directors, Infotec shall include Griffiths in the coverage of the Infotec medical, hospital, dental, and eye care insurance.

"Key Man" Life Insurance

Section 6.05. Infotec shall also obtain a "Key Man" term life insurance policy on the life of Griffiths under the following terms:

(1) The face amount of the policy shall be five million dollars ($5,000,000) or in an amount decided upon by the Infotec Board of Directors and increased or decreased from time to time at the Board's discretion.

(2) The policy shall be payable to Infotec. Infotec agrees to pay all premiums on the policy during the term of employment provided herein.

(3) Griffiths shall submit to a physical examination at any time requested by Infotec for the purpose of Infotec's obtaining such life insurance on the life of Griffiths for the benefit of Infotec; provided, however, that Infotec shall bear the entire cost of that examination.

ARTICLE 7. BUSINESS EXPENSES

Use of Credit Card

Section 7.01. Infotec business expenses incurred by Griffiths shall be paid for and accounted for as follows:

(1) When the financial condition of Infotec permits it to do so, Infotec shall apply for and cause a credit card or credit cards to be issued in the name of Infotec for the use of Griffiths.

(2) All business expenses reasonably incurred by Griffiths in promoting the business of Infotec, including expenditures for entertainment, gifts, and travel, are to be paid for, insofar as possible, by the use of such Infotec credit card(s).

(3) Wherein such business expenses are paid for by Griffiths in cash or through the use of his personal check(s) or personal credit card(s), Griffiths shall furnish to Infotec adequate records and other documentary evidence required by federal and state statutes and regulations for the substantiation of each such expenditure as an income tax deduction.

(4) Infotec shall promptly reimburse Griffiths for all the reasonable business expenses incurred by Griffiths in connection with the business of Infotec.

(5) Each such expenditure shall be reimbursable only if it is of a nature qualifying as a proper deduction on the federal or state/provincial income tax return of Infotec.

(6) Each such expenditure shall be reimbursed only if Griffiths furnishes to Infotec adequate records and other documentary evidence required by federal and state/provincial statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such expenditure as an income tax deduction.

(7) In the event that any expenses paid for Griffiths or any reimbursement of expenses paid to Griffiths shall, on audit or other examination of Infotec's income tax returns, be determined not to be allowable deductions from Infotec's gross income, and in the further event that this determination shall be acceded to by the Infotec or made final by the appropriate federal or state/provincial taxing authority or a final judgment of a court of competent jurisdiction, and no appeal is taken from the judgment or the applicable period for filing notice of appeal has expired, Griffiths shall repay to Infotec the full amount of the disallowed expenses.

ARTICLE 8. TERMINATION OF EMPLOYMENT

Termination for Cause

Section 8.01.Griffiths may be terminated for cause under the following terms and conditions:

(1) Infotec reserves the right to terminate this agreement if Griffiths wilfully breaches or habitually neglects the duties which he is required to perform under the terms of this agreement; or commits such acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of his duties.

(2) Infotec may at its option terminate this agreement for the reasons stated in this section by giving written notice of termination to Griffiths without prejudice to any other remedy to which Infotec may be entitled either at law, in equity, under this agreement.

(3) The notice of termination required by this section shall specify the ground for the termination and shall be supported by a statement of all relevant facts.

(4) Termination under this section shall be considered "for cause" for the purposes of this agreement.

Termination Without Cause

Section 8.02 The following shall be deemed, "termination without cause".

(1) The death of Griffiths.

(2) In the event Griffiths suffers any physical or mental disability that would prevent the performance of his duties under this agreement. Such a termination shall be effected by giving eight months written notice of termination to Griffiths. Termination pursuant to this provision shall not prejudice Griffiths's rights to any continue compensation pursuant to this agreement.

Effect of Merger, Transfer of Assets, or Dissolution

Section 8.03. In the event of any voluntary or involuntary dissolution of Infotec resulting from either a merger or consolidation in which Infotec is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of Infotec the following terms and conditions shall apply:

(1) This agreement shall not be terminated by any occurrence of the events described above in this section.

(2) Infotec's rights, benefits, and obligations hereunder shall be assigned to the surviving or resulting corporation, entity or the transferee of Infotec's assets.

Payment Upon Termination

Section 8.04. Notwithstanding any provision of this agreement, if Infotec terminates this agreement for any reason whatsoever, it shall pay Griffiths an amount equal to eight months salary at the then current rate of compensation.

Termination By Griffiths

Section 8.05. Griffiths may terminate his obligations under this agreement by giving Infotec at least one months notice in advance.

ARTICLE 9. GENERAL PROVISIONS

Notices

Section 9.01. Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this agreement, but each party may change that address by written notice in accordance with this section. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as the date of mailing.

Arbitration

Section 9.02. Any controversy or dispute between Infotec and Griffiths involving the construction or application of any terms, provisions, or conditions of this agreement shall be resolved as follows:

(1) Either party may, upon their written request, served on the other, submit the controversy or dispute to arbitration.

(2) Arbitration shall comply with and be governed by the provisions of the Nevada Arbitration Act.

(3) Infotec and Griffiths shall each appoint one person to hear and determine the dispute. If the two persons so appointed are unable to agree, then those persons shall select a third impartial arbitrator whose decision shall be final and conclusive upon both parties.

(4) The cost of arbitration shall be borne by the losing party or in such proportions as the arbitrators decide.

Attorneys' Fees and Costs

Section 9.03. If any action at law or in equity is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled t reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire contract.

Entire Agreement

Section 9.04. This agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Griffiths by Infotec and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever. Each party to this agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any party, or any one acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding on either party.

Modifications

Section 9.05. Any modification of this agreement will be effective only if it is in writing and signed by the party to be charged.

Effect of Waiver

Section 9.06. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

Partial Invalidity

Section 9.07. If any provision in this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

Law Governing Agreement

Section 9.08. This agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

Sums Due Deceased Griffiths

Section 9.09. If Griffiths dies prior to the expiration of the term of his employment, any sums that may be due him from Infotec under this agreement as of the date of death shall be paid to Griffiths's executors, administrators, heirs, personal representatives, successors, and assigns.

Executed on April 1, 2006.

INFOTEC BUSINESS SYSTEMS, INC.

By: Carol Shaw
Member of the Board

Arthur Griffiths

AMENDED : JAN 21/07